                                                                    Exhibit 99.5






                            NEW VALLEY HOLDINGS, INC.

                              FINANCIAL STATEMENTS


                                  JUNE 30, 1998

                            NEW VALLEY HOLDINGS, INC.

                              FINANCIAL STATEMENTS


                                TABLE OF CONTENTS

                                                                                                             PAGE
                                                                                                             ----

   Balance Sheets as of June 30, 1998 and December 31, 1997...........................................        2

   Statements of Operations for the three and six months ended June 30, 1998 and
        June 30, 1997..................................................................................       3

   Statement of Stockholder's Equity (Deficit) for the six months ended June 30, 1998.................        4

   Statements of Cash Flows for the six months ended June 30, 1998 and
        June 30, 1997.................................................................................        5

   Notes to Financial Statements......................................................................        6




                            NEW VALLEY HOLDINGS, INC.
                                 BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)




                                                                         June 30,     December 31,
                                                                           1998           1997
                                                                         --------     ------------
ASSETS

  Cash and cash equivalents .......................................      $  5,830       $      6

  Investment in New Valley:
    Redeemable preferred stock ....................................        39,035         59,359
    Common stock ..................................................       (39,035)       (59,359)
                                                                         --------       --------
    Total investment in New Valley ................................
                                                                         --------       --------
  Total assets ....................................................      $  5,830       $      6
                                                                         ========       ========


LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

  Payable to parent ...............................................      $  5,825       $     56
  Current income taxes payable to parent ..........................         6,317          6,298
                                                                         --------       --------

  Total liabilities ...............................................        12,142          6,354
                                                                         --------       --------

  Commitments and contingencies

  Common stock, $0.01 par value, 100 shares authorized, issued and outstanding ...............................................
  Additional paid-in capital ......................................         7,633          7,633
  Deficit .........................................................       (37,090)       (25,737)
  Accumulated other comprehensive income ..........................        23,145         11,756
                                                                         --------       --------

  Total stockholder's equity (deficit) ............................        (6,312)        (6,348)
                                                                         --------       --------

  Total liabilities and stockholder's equity (deficit) ............      $  5,830       $      6
                                                                         ========       ========



                   The accompanying notes are an integral part
                          of the financial statements.

                            NEW VALLEY HOLDINGS, INC.
                            STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)



                                                              -----------------------       -----------------------
                                                                 Three Months Ended              Six Months Ended
                                                              -----------------------       -----------------------
                                                              June 30,       June 30,       June 30,       June 30,
                                                                1998           1997           1998           1997
                                                              --------       --------       --------       --------
Equity in loss of New Valley ...........................      $ (7,224)      $ (6,142)      $(11,389)      $(14,295)

Interest income ........................................            32                            77              6

General and administrative expenses ....................                           (7)           (21)           (30)
                                                              --------       --------       --------       --------

Loss before income taxes ...............................        (7,192)        (6,149)       (11,333)       (14,319)
                                                              --------       --------       --------       --------

Provision (benefit) for income taxes:
   Current .............................................            13             (1)            20             (8)
   Deferred ............................................                          (16)                          (16)
                                                              --------       --------       --------       --------

Income tax provision (benefit) .........................            13            (17)            20            (24)
                                                              --------       --------       --------       --------

Net loss ...............................................      $ (7,205)      $ (6,132)      $(11,353)      $(14,295)
                                                              ========       ========       ========       ========





                   The accompanying notes are an integral part
                          of the financial statements.

                            NEW VALLEY HOLDINGS, INC.
                   STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)



                                                                                                          ACCUMULATED
                                                              COMMON STOCK      ADDITIONAL   RETAINED       OTHER
                                                           -------------------   PAID-IN     EARNINGS    COMPREHENSIVE
                                                            SHARES      AMOUNT   CAPITAL      DEFICIT        OTHER          TOTAL
                                                           --------    -------   --------    --------    --------------   --------
Balance, December 31, 1997 .............................        100    $    --   $  7,633    $(25,737)      $ 11,756      $ (6,348)

Unrealized holding gain on investment in New Valley ....                                                      11,389        11,389

Net loss ...............................................                                      (11,353)                     (11,353)
                                                           --------    -------   --------    --------       --------      --------

Balance, June 30, 1998 .................................        100    $    --   $  7,633    $(37,090)      $ 23,145      $ (6,312)
                                                           ========    =======   ========    ========       ========      ========







                   The accompanying notes are an integral part
                          of the financial statements.

                            NEW VALLEY HOLDINGS, INC.
                            STATEMENTS OF CASH FLOWS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)



                                                            --------------------
                                                               Six Months Ended
                                                            -------     --------
                                                            June 30,    June 30,
                                                              1998        1997
                                                            -------     --------
Net cash provided by operating activities .............      $5,824      $    7
                                                             ------      ------

Net cash provided by investing activities .............
                                                             ------      ------

Net cash used in financing activities .................
                                                             ------      ------

Net increase in cash and cash equivalents .............       5,824           7

Cash and cash equivalents at beginning of period ......           6           1
                                                             ------      ------

Cash and cash equivalents at end of period ............      $5,830      $    8
                                                             ======      ======




                   The accompanying notes are an integral part
                          of the financial statements.

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



1.    BASIS OF PRESENTATION OF FINANCIAL STATEMENTS

      ORGANIZATION. New Valley Holdings, Inc. (the "Company") was formed on September 9, 1994, pursuant to the laws of Delaware, by BGLS Inc. ("BGLS") to act as a holding company for certain stock investments in New Valley Corporation ("New Valley"). BGLS, which owns 100% of the authorized, issued and outstanding common stock of the Company, is a wholly-owned subsidiary of Brooke Group Ltd. ("Brooke"), a Delaware corporation whose stock is traded on the New York Stock Exchange.

      ESTIMATES AND ASSUMPTIONS. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

      CASH AND CASH EQUIVALENTS. For purposes of statements of cash flows, cash includes cash on deposit in banks and cash equivalents, comprised of short-term investments which have an original maturity of 90 days or less. Interest on short-term investments is recognized when earned.

      NEW ACCOUNTING PRONOUNCEMENTS. In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". SFAS No. 130, which the Company adopted in the first quarter of 1998, establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose statements. For the Company, other components of stockholders' equity include such items as the Company's proportionate interest in New Valley's capital transactions and unrealized gains and losses on investment securities. The implementation of SFAS No. 130 in the first quarter 1998 did not have any material effect on the consolidated financial statements.


2.    INVESTMENT IN NEW VALLEY CORPORATION

      At June 30, 1998, the Company's investment in New Valley consisted of a 41.7% voting interest. At June 30, 1998, the Company owned 57.7% of the outstanding $15.00 Class A Increasing Rate Cumulative Senior Preferred Shares ($100 Liquidation Value), $.01 par value ("Class A Preferred Shares") and 41.5% of New Valley's common shares, $.01 par value (the "Common Shares").

      The Class A Preferred Shares are accounted for as debt securities pursuant to the requirements of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and are classified as available-for-sale. The Common Shares are accounted for pursuant to Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock".

      The Company determines the fair value of the Class A Preferred Shares based on the quoted market price. Through September 30, 1996, earnings on the Class A Preferred Shares were comprised of dividends accrued during the period and the accretion of the difference between the Company's basis and their mandatory redemption price. During the quarter ended September 30, 1996, the decline in the market value of the Class A Preferred Shares, the dividend received on the Class A Preferred Shares and the Company's equity in losses incurred by New Valley caused the carrying value of the Company's investment in New Valley to be reduced to zero. Beginning in the fourth quarter of 1996, the Company suspended the recording of its earnings on the dividends accrued and the accretion of the difference between the Company's basis in the Class A Preferred Shares and their mandatory redemption price.

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)



         The Company's investment in New Valley at June 30, 1998 is summarized below:


                                               NUMBER OF         FAIR          CARRYING
                                                 SHARES          VALUE          AMOUNT
                                               ---------      ---------       ---------
            Class A Preferred Shares ....        618,326      $  39,035       $  39,035
            Common Shares ...............      3,969,962          1,985         (39,035)
                                                              ---------       ---------
                                                              $  41,020       $
                                                              =========       =========



      In November 1994, New Valley's First Amended Joint Chapter 11 Plan of Reorganization, as amended ("Joint Plan"), was confirmed by order of the United States Bankruptcy Court for the District of New Jersey and on January 18, 1995, New Valley emerged from bankruptcy reorganization proceedings and completed substantially all distributions to creditors under the Joint Plan. Pursuant to the Joint Plan, among other things, the Class A Preferred Shares, the Class B Preferred Shares, the Common Shares and other equity interests were reinstated and retained all of their legal, equitable and contractual rights.

      The Class A Preferred Shares of New Valley are required to be redeemed on January 1, 2003 for $100.00 per share plus dividends accrued to the redemption date. The shares are redeemable, at any time, at the option of New Valley, at $100.00 per share plus accrued dividends. The holders of Class A Preferred Shares are entitled to receive a quarterly dividend, as declared by the Board of Directors, payable at the rate of $19.00 per annum. At June 30, 1998, the accrued and unpaid dividends arrearage was $189,729 ($177.07 per share).


3.    NEW VALLEY CORPORATION

      Summarized financial information for New Valley as of June 30, 1998 and December 31, 1997 and for the three and six months ended June 30, 1998 and 1997 follows:


                                                                    June 30,      December 31,
                                                                      1998             1997
                                                                    ---------     ------------

            Current assets, primarily cash and marketable
               securities ....................................      $  90,522       $ 118,642
            Non-current assets ...............................        296,950         322,749
            Current liabilities ..............................        101,935         128,128
            Non-current liabilities ..........................        169,409         185,024
            Redeemable preferred stock .......................        285,932         258,638
            Shareholders' deficit ............................       (169,804)       (130,399)


                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


                                               -----------------------------  -----------------------------
                                                      Three Months Ended             Six Months Ended
                                               -----------------------------  -----------------------------
                                               June 30, 1998   June 30, 1997  June 30, 1998   June 30, 1997
                                               -------------   -------------  -------------   -------------
Revenues ...................................      $ 25,272       $ 27,095       $ 59,112       $ 49,948
Costs and expenses .........................        32,709         32,634         66,969         66,238
Loss from continuing operations ............        (6,876)        (5,029)        (6,719)       (15,370)
Income from discontinued operations ........           880                           880
Net loss applicable to common shares(A) ....       (25,754)       (21,779)       (44,429)       (48,100)



      (A)   Considers all preferred accrued dividends, whether or not declared.


      In February 1998, New Valley and Apollo Real Estate Investment Fund III, L.P. ("Apollo") organized Western Realty Development LLC ("Western Realty Ducat") to make real estate and other investments in Russia. In connection with the formation of Western Realty, New Valley agreed, among other things, to contribute the real estate assets of BML, including Ducat Place II and the site for Ducat Place III, to Western Realty and Apollo agreed to contribute up to $58,750, including the investment in Western Realty Repin discussed below. Through June 30, 1998, Apollo had funded $27,900 of its investment in Western Realty Ducat.

      The ownership and voting interests in Western Realty Ducat will be held equally by Apollo and New Valley. Apollo will be entitled to a preference on distributions of cash from Western Realty Ducat to the extent of its investment ($40,000), together with a 15% annual rate of return, and New Valley will then be entitled to a return of $10,000 of BML-related expenses incurred by New Valley since March 1, 1997, together with a 15% annual rate of return; subsequent distributions will be made 70% to New Valley and 30% to Apollo. Western Realty Ducat will be managed by a Board of Managers consisting of an equal number of representatives chosen by Apollo and New Valley. All material corporate transactions by Western Realty Ducat will generally require the unanimous consent of the Board of Managers. Accordingly, New Valley has accounted for its non-controlling interest in Western Realty Ducat using the equity method of accounting.

      New Valley recorded its basis in the investment in Western Realty Ducat in the amount of $60,169 based on the carrying value of assets less liabilities transferred. There was no difference between the carrying value of the investment and New Valley's proportionate interest in the underlying value of net assets of Western Realty Ducat.

      Western Realty Ducat will seek to make additional real estate and other investments in Russia. Western Realty Ducat has made a $20,000 participating loan to, and payable out of a 30% profits interest in, a company organized by BOL which, among other things, acquired an interest in a new factory being constructed on the outskirts of Moscow by a subsidiary of BOL.

      In June 1998, New Valley and Apollo organized Western Realty Repin LLC ("Western Realty Repin") to make a $25,000 participating loan (the "Repin Loan") to BML. The proceeds of the loan will be used by BML for the acquisition and preliminary development of two adjoining sites totaling
      10.25 acres (the "Kremlin Sites") located in Moscow across the Moscow River from the Kremlin. BML, which is planning the development of a 1.1 million sq. ft. hotel, office, retail and residential complex on the Kremlin Sites, owned 92.8% of one site and 52% of the other site at June 30, 1998. Apollo will be entitled to a preference on distributions of cash from Western Realty Repin to the extent of its investment ($18,750) together with a 20% annual rate of return, and New Valley will then be entitled to a return of its investment ($6,250), together with a 20% annual rate of return; subsequent

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      distributions will be made 50% to New Valley and 50% to Apollo. Western Realty Repin will be managed by a Board of Managers consisting of an equal number of representatives chosen by Apollo and New Valley. All material corporate transactions by Western Realty Repin will generally require the unanimous consent of the Board of Managers.

      On June 18, 1998, Western Realty Repin made a $9,000 first advance (funded by Apollo) under the Repin Loan to BML. The Repin Loan, which bears no fixed interest, is payable only out of 100% of the distributions, if made, by the entities owning the Kremlin Sites to BML. Such distributions shall be applied first to pay the principal of the Repin Loan and then as contingent participating interest on the Repin Loan. Any rights of payment on the Repin Loan are subordinate to the rights of all other creditors of BML. Apollo funded an additional advance of $5,300 under the Repin Loan on July 2, 1998. BML used the proceeds to repay New Valley for certain expenditures on the Kremlin Sites previously incurred. The Repin Loan is due and payable upon the dissolution of BML and is collateralized by a pledge of New Valley's shares of BML.

      As of June 30, 1998, BML had invested $14,423 in the Kremlin sites and held $4,165, in cash, which was restricted for future investment. In connection with the acquisition of its interest in one of the Kremlin Sites, BML has agreed with the City of Moscow to invest an additional $6,000 in 1998 and $22,000 in 1999 in the development of the property.

      On January 31, 1997, New Valley entered into a stock purchase agreement with Brooke (Overseas) Ltd. ("BOL"), a wholly-owned subsidiary of BGLS, and acquired all of BOL's shares (the "BML Shares") in BrookeMil Ltd. ("BML"), representing 99.1% of the common stock of BML, which is engaged in real estate development in Russia. New Valley paid BOL a purchase price of $55,000 for the BML Shares, consisting of $21,500 in cash and a New Valley $33,500 9% promissory note. The note was paid in full in 1997.


4.    FEDERAL INCOME TAX

      At June 30, 1998, the Company had $8,400 of unrecognized net deferred tax assets, comprised primarily of future deductible temporary differences. A valuation allowance has been provided against this deferred tax asset as it is presently deemed more likely than not that the benefit of the tax asset will not be utilized. The Company continues to evaluate the realizability of its deferred tax assets and its estimate is subject to change.


5.    CONTINGENCIES

      BGLS has pledged its ownership interest in the Company's common stock and the Company's investments in the New Valley securities as collateral in connection with the issuance of BGLS' 15.75% Senior Secured Notes due 2001 ("BGLS Notes").

      On March 2, 1998, BGLS entered into an agreement with AIF II, L.P. and an affiliated investment manager on behalf of a managed account (together, the "Apollo Holders") who hold approximately 41.9% of the BGLS Notes in which the Apollo Holders agreed to defer the payment of interest on the BGLS Notes held by them, commencing with the interest payment that was due July 31, 1997, which they had previously agreed to defer, through the interest payment due July 31, 2000. The deferred interest payments will be payable at final maturity of the BGLS Notes on January 31, 2001 or upon an event of default under the Indenture for the BGLS Notes.